Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Partners

Host Hotels & Resorts, L.P.:

We have audited the accompanying consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation as of December 31, 2008. These consolidated financial statements and accompanying financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company has retrospectively applied certain adjustments upon the adoption of new accounting standards related to non-controlling interests and exchangeable senior debentures and has changed its method of accounting for contingencies related to income taxes in 2007.

/s/ KPMG LLP

McLean, Virginia

February 27, 2009, except as to

Notes 1 and 13,

which are as of August 14, 2009 and

Notes 2, 4, 5, 10, 12 and 16,

which are as of November 6, 2009

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(in millions, except per common unit amounts)

	2008	2007
	(See Note 1)	(See Note 1)

ASSETS

Property and equipment, net	$10,739	$10,588
Due from managers	65	106
Investments in affiliates	229	194
Deferred financing costs, net	46	50
Furniture, fixtures and equipment replacement fund	119	122
Other	198	196
Restricted cash	44	65
Cash and cash equivalents	508	488

Total assets	$11,948	$11,809

LIABILITIES AND PARTNERS’ CAPITAL

Debt
Senior notes, including $916 million and $978 million, respectively, net of discount, of Exchangeable Senior Debentures	$3,943	$4,004
Mortgage debt	1,436	1,423
Credit facility, including the $210 million term loan	410	—
Other	87	88

Total debt	5,876	5,515
Accounts payable and accrued expenses	119	315
Other	183	215

Total liabilities	6,178	6,045

Limited partnership interests of third parties	158	312

Host Hotels & Resorts, L.P. partners’ capital:
General partner	1	1
Cumulative redeemable preferred limited partner	97	97
Limited partner	5,485	5,281
Accumulated other comprehensive income	5	45

Host Hotels & Resorts, L.P. partners’ capital	5,588	5,424
Non-controlling interests – consolidated partnerships	24	28

Total partners’ capital	5,612	5,452

Total liabilities and partners’ capital	$11,948	$11,809

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2008, 2007 and 2006

(in millions, except per common unit amounts)

	2008	2007	2006
	(See Note 1)	(See Note 1)	(See Note 1)
REVENUES
Rooms	$3,133	$3,204	$2,837
Food and beverage	1,566	1,603	1,435
Other	349	351	294

Total hotel sales	5,048	5,158	4,566
Rental income	119	121	120

Total revenues	5,167	5,279	4,686

EXPENSES
Rooms	773	766	677
Food and beverage	1,147	1,164	1,055
Other departmental and support expenses	1,269	1,253	1,124
Management fees	242	263	218
Other property-level expenses	387	387	354
Depreciation and amortization	566	503	437
Corporate and other expenses	58	69	94
Gain on insurance settlement	(7)	(51)	(13)

Total operating costs and expenses	4,435	4,354	3,946

OPERATING PROFIT	732	925	740
Interest income	20	37	33
Interest expense	(375)	(444)	(460)
Net gains on property transactions	2	6	1
Transaction gain on foreign currency	1	—	—
Equity in earnings (losses) of affiliates	(10)	11	(6)

INCOME BEFORE INCOME TAXES	370	535	308
Benefit (provision) for income taxes	3	(3)	(5)

INCOME FROM CONTINUING OPERATIONS	373	532	303
Income from discontinued operations.	41	202	464

NET INCOME	414	734	767
Less: Net income attributable to non-controlling interests	(3)	(6)	(9)

NET INCOME ATTRIBUTABLE TO HOST HOTELS & RESORTS, L.P.	411	728	758
Less: Distributions on preferred units	(9)	(9)	(14)
Issuance costs of redeemed preferred units	—	—	(6)

NET INCOME AVAILABLE TO COMMON UNITHOLDERS	$402	$719	$738

BASIC EARNINGS PER COMMON UNIT:
Continuing operations	$.67	$.96	$.55
Discontinued operations	.07	.37	.92

BASIC EARNINGS PER COMMON UNIT	$.74	$1.33	$1.47

DILUTED EARNINGS PER COMMON UNIT:
Continuing operations	$.65	$.95	$.55
Discontinued operations	.07	.37	.92

DILUTED EARNINGS PER COMMON UNIT:	$.72	$1.32	$1.47

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBISIDARIES

CONSOLIDATED STATEMENTS OF PARTNERS’

CAPITAL AND COMPREHENSIVE INCOME

Years ended December 31, 2008, 2007 and 2006

(in millions, except per common unit amounts)

OP Units Outstanding			Preferred Limited	General	Limited	Accumulated Other Comprehensive	Non-controlling Interest of Consolidated	Limited Partner Interests of Third Parties	Comprehensive
Preferred	Common		Partner	Partner	Partner	Income	Partnerships		Income
10.0	361.0	Balance, December 31, 2005 (as revised, see Note 1)	$241	$1	$1,938	$15	$26	$376
—	—	Net income	—	—	727	—	9	31	$758
—	—	Other changes in ownership	—	—	(77)	—	—	77	—
—	1.1	Redemptions of limited partnership interests of third parties	—	—	8	—	—	(8)	—
		Other comprehensive income:
—	—	Foreign currency translation adjustment	—	—	—	10	—	—	10

		Comprehensive income							$768

—	1.5	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	25	—	—	—
—	—	Distributions on common OP units	—	—	(380)	—	—	—
—	—	Distributions on preferred OP units	—	—	(14)	—	—	—
(6.0)	—	Redemption of Class C preferred OP units	(144)	—	(6)	—	—	—
—	157.5	Issuance of common OP units	—	—	2,644	—	—	—
—	—	Distributions to non-controlling interests	—	—	—	—	(7)	(14)

4.0	521.1	Balance, December 31, 2006	97	1	4,865	25	28	462
—	—	Net income	—	—	703	—	6	25	$728
—	—	Other changes in ownership	—	—	152	—	—	(152)	—
—	0.5	Redemptions of limited partnership interests of third parties	—	—	5	—	—	(5)	—
		Other comprehensive income:
—	—	Foreign currency translation adjustment	—	—	—	20	—	—	20

		Comprehensive income							$748

—	1.0	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	(12)	—	—	—
—	—	Distributions on common OP units	—	—	(523)	—	—	—
—	—	Distributions on preferred OP units	—	—	(9)	—	—	—
—	—	Cumulative effect of adoption of accounting pronouncement related to income taxes	—	—	11	—	—	—
—	—	Issuance of 2007 exchangeable senior debentures	—	—	89	—	—	—
—	—	Distributions to non-controlling interests	—	—	—	—	(6)	(18)

4.0	522.6	Balance, December 31, 2007	97	1	5,281	45	28	312

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBISIDARIES

CONSOLIDATED STATEMENTS OF PARTNERS’

CAPITAL AND COMPREHENSIVE INCOME

Years ended December 31, 2008, 2007 and 2006

(in millions, except per common unit amounts)

OP Units Outstanding			Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income	Non-controlling Interest of Consolidated Partnerships	Limited Partner Interests of Third Parties	Comprehensive Income
Preferred	Common
4.0	522.6	Balance, December 31, 2007	97	1	5,281	45	28	312
—	—	Net income	—	—	395	—	3	16	$411
—	—	Other changes in ownership	—	—	156	—	—	(156)	—
—	8.8	Redemptions of limited partnership interests of third parties	—	—	92	—	—	(92)	—
—	—	Issuance of common OP units	—	—	—	—	—	92	—
		Other comprehensive income:
—	—	Foreign currency translation adjustment	—	—	—	(46)	—	—	(46)
—	—	Change in fair value of derivative instruments	—	—	—	6	—	—	6

		Comprehensive income							$371

—	(6.5)	Repurchase of common OP Units	—	—	(99)	—	—	—
—	0.4	Units issued to Host for the comprehensive stock and employee stock purchase plans	—	—	7	—	—	—
—	—	Distributions on common OP units	—	—	(338)	—	—	—
—	—	Distributions on preferred OP units	—	—	(9)	—	—	(14)
—	—	Distributions to non-controlling interests	—	—	—	—	(7)	—

4.0	525.3	Balance, December 31, 2008	$97	$1	$5,485	$5	$24	$158

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

(in millions)

	2008	2007	2006
OPERATING ACTIVITIES
Net income	$414	$734	$767
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
Gain on dispositions	(24)	(162)	(418)
Depreciation	16	17	26
Depreciation and amortization	563	503	437
Impairment loss	3	—	—
Amortization of deferred financing costs	12	13	15
Amortization of debt premiums/discounts, net	33	27	14
Deferred income taxes	(8)	(7)	(5)
Accelerated amortization of deferred financing costs	—	5	1
Net gains on property transactions	(2)	(6)	(1)
Transaction gain on foreign currency	(1)	—	—
Gain on extinguishment of debt	(14)	—	—
Equity in (earnings) losses of affiliates	10	(11)	6
Distributions from equity investments	3	4	3
Change in due from managers	41	(57)	(11)
Change in accrued interest payable	3	—	(18)
Changes in other assets	—	(12)	15
Changes in other liabilities	(29)	(47)	50

Cash provided by operating activities	1,020	1,001	881

INVESTING ACTIVITIES
Proceeds from sales of assets, net	38	400	780
Acquisitions	—	(15)	(270)
Starwood acquisition, net of cash acquired	—	—	(750)
Deposits for acquisitions	—	(22)	(1)
Investment in affiliates	(77)	(12)	(78)
Capital expenditures:
Renewals and replacements	(374)	(267)	(275)
Repositionings and other investments	(298)	(346)	(255)
Change in furniture, fixtures & equipment (FF&E) reserves	3	(23)	(12)
Change in restricted cash designated for FF&E reserves	6	55	(16)
Property insurance proceeds	—	38	21
Other	(14)	—	1

Cash used in investing activities	(716)	(192)	(855)

FINANCING ACTIVITIES
Financing costs	(8)	(9)	(27)
Issuances of debt	300	1,025	1,412
Net draws (repayments) on credit facility	410	(250)	230
Repurchase of exchangeable debentures	(82)	—	—
Debt prepayments and scheduled maturities	(245)	(1,015)	(913)
Scheduled principal repayments	(16)	(35)	(59)
Common unit repurchase	(100)	—	—
Redemption of cumulative redeemable preferred OP units	—	—	(150)
Distributions on common OP units	(542)	(460)	(303)
Distributions on preferred OP units	(9)	(9)	(18)
Distributions to non-controlling interests	(8)	(6)	(7)
Change in restricted cash other than FF&E replacement	16	74	(11)

Cash provided by (used in) financing activities	(284)	(685)	154

INCREASE IN CASH AND CASH EQUIVALENTS	20	124	180
CASH AND CASH EQUIVALENTS, beginning of year	488	364	184

CASH AND CASH EQUIVALENTS, end of year	$508	$488	$364

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2008, 2007 and 2006, non-controlling limited partners converted common operating partnership units (“OP units”) valued at $119 million, $12 million and $22 million, respectively, in exchange for 8.8 million, 0.5 million and 1.1 million shares, respectively, of Host common stock.

On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host LP, which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our partners, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 OP units. The OP units were valued at $93 million based on the closing stock price on such date for Host Hotels & Resorts, Inc., of $16.68.

During 2006, Host issued approximately 24 million shares upon the conversion of approximately 7.4 million of Host’s convertible preferred securities. The debentures that were converted during 2006 were valued at approximately $368 million. No debentures were converted in 2008 or 2007. For each share of common stock issued by Host, we issued an OP unit to Host.

On September 1, 2006, we acquired the Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, including the assumption of $135 million of mortgage debt with a fair value of $133 million.

On May 2, 2006, we contributed the Sheraton Warsaw Hotel & Towers, which we acquired on April 10, 2006 for approximately $59 million, along with cash to the European joint venture in exchange for a 32.1% general and limited partnership interest.

On April 10, 2006, we acquired 28 hotels from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) for a purchase price of approximately $3.1 billion. The total consideration included the issuance of $2.27 billion in equity (133.5 million shares of Host’s common stock) and the assumption of $77 million of mortgage debt, which had a fair value of $86 million on April 10, 2006. See note 12 for additional information.

See Notes to Consolidated Financial Statements.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Host Hotels & Resorts, L.P., or Host LP, a Delaware limited partnership, operates through an umbrella partnership, structure with Host Hotels & Resorts, Inc., or Host, our sole general partner. We are primarily the owner of hotel properties. Host operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. Host holds approximately 97% of our partnership interests, or OP units.

As of December 31, 2008, we owned, or had controlling interests in, 117 luxury and upper-upscale, hotel lodging properties located throughout the United States, Toronto and Calgary, Canada, Mexico City, Mexico and Santiago, Chile operated primarily under the Marriott®, Ritz-Carlton®, Hyatt®, Fairmont®, Four Seasons®, Hilton®, Westin® Sheraton®, W®, St. Regis® and Luxury Collection® brand names.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the partnership and its subsidiaries and controlled affiliates. If we determine that we are an owner in a variable interest entity and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. Additionally, we consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of non-controlling unitholders or other partners to participate in or block management decisions. All material intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture, fixtures and equipment, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions. For purposes of the statement of cash flows, changes in restricted cash that are used for furniture, fixture and equipment reserves controlled by our lenders are shown as investing activities. The remaining changes in restricted cash are the direct result of restrictions under our loan agreements, and, as such, are reflected in cash from financing activities.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table represents our restricted cash balances as of December 31, 2008 and 2007, which are restricted as a result of lender requirements (in millions):

	2008	2007
Debt service	$11	$10
Real estate taxes	7	7
Cash collateral	8	7
Excess cash flow requirements	3	5
Furniture, fixtures and equipment reserves controlled by lenders	8	14
Special projects reserve	4	20
Other	3	2

Total	$44	$65

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

We capitalize certain inventory (such as china, glass, silver, linen) at the time of a hotel opening, or when significant inventory is purchased (in conjunction with a major rooms renovation or when the number of rooms or meeting space at a hotel is expanded). These amounts are then fully amortized over the estimated useful life of three years. Subsequent replacement purchases are expensed when placed in service.

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value.

We will classify a hotel as held for sale when the sale of the asset is probable, will be completed within one year and actions to complete the sale are unlikely to change or that the sale will be withdrawn. Accordingly, we typically classify assets as held for sale when our Board of Directors has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could prevent the transaction from being completed in a timely manner. If these criteria are met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, including interest expense on debt assumed by the buyer or that is required to be repaid as a result of the sale, as discontinued operations on our consolidated statements of operations and classify the assets and related liabilities as held for sale on the balance sheet. Gains on sales of properties are recognized at the time of sale or deferred and recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We recognize the fair value of any liability for conditional asset retirement obligations including environmental remediation liabilities when incurred, which is generally upon acquisition, construction, or development and/or through the normal operation of the asset, if sufficient information exists to reasonably estimate the fair value of the obligation.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible Assets

In conjunction with our acquisition of hotel properties, we may identify intangible assets. Identifiable intangible assets are typically contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements.

Non-Controlling Interests

As of December 31, 2008, we consolidate three majority-owned partnerships with mandatorily redeemable non-controlling interests held by outside partners with finite lives ranging from 99 to 100 years that terminate between 2081 and 2095. Third party partnership interests that have finite lives are included in non-controlling interests – other consolidated partnerships in the consolidated balance sheets and totaled $24 million and $28 million as of December 31, 2008 and 2007, respectively. At December 31, 2008 and 2007, the fair values of the non-controlling interests in these partnerships were approximately $66 million and $139 million, respectively. As of December 31, 2008, none of our partnerships have infinite lives as defined by GAAP.

Distributions from investments in affiliates

We classify the distributions from our equity investments in the statement of cash flows based upon an evaluation of the specific facts and circumstances of each distribution to determine its nature. For example, distributions from cash generated by property operations are classified as cash flows from operating activities. However, distributions received as a result of property sales would be classified as cash flows from investing activities.

Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Host has elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to a tax on “built-in-gains” on sales of certain assets. Additionally, Host’s taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and us and foreign income taxes incurred by us, as well as each of the respective subsidiaries.

Under our partnership agreement, we are generally required to reimburse Host for any tax payments it is required to make. Accordingly, the tax information included herein represents disclosures regarding Host and its subsidiaries. As a result, such liabilities and related disclosures are included in our financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using the effective interest method.

Foreign Currency Translation

As of December 31, 2008, our foreign operations consist of four properties located in Canada, one property located in Mexico, two in Chile, an investment in a joint venture in Europe and an investment in a joint venture in Asia. The operations of these properties and our investments are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties and the investment are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Derivative Instruments

We are subject to market exposures in several aspects of our business including foreign currency exposure related to our investment in the European joint venture, our consolidated international hotels, interest rate exposure for the interest payments for our variable rate debt and the fair value of our fixed rate debt. We may, from time to time, enter into derivative instruments to either protect against fluctuations in the fair value of our investments in foreign entities or the fair value of our debt instruments. Prior to entering into the derivative contract, we evaluate whether the transaction would qualify as a fair value hedge and continue to evaluate hedge effectiveness through the life of the contract. Gains and losses on contracts that meet the requirements for fair value hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

In situations where we have variable debt, we may purchase interest rate swaps or interest rate caps, which would be considered derivative instruments. If the requirements for hedge accounting are met and the instruments qualify as cash flow hedges, amounts paid or received under these agreements would be recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives would be recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to accumulated other comprehensive income.

Other Comprehensive Income

The components of total accumulated other comprehensive income in the balance sheet are as follows (in millions):

	2008	2007
Unrealized gain on HM Services common stock	$4	$4
Gain on forward currency contracts	6	—
Foreign currency translation	(5)	41

Total accumulated other comprehensive income	$5	$45

Revenues

Our consolidated results of operations reflect revenues and expenses of our hotels. Revenues are recognized when the services are provided. Additionally, we collect sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on our statements of operations.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings per common unit is computed by dividing net income available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host for Host common shares granted under comprehensive stock plans, other non-controlling interests that have the option to convert their limited partnership interests to common OP units and convertible debt securities. No effect is shown for any securities that are anti-dilutive.

	Year ended December 31,
	2008			2007			2006
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
	(in millions, except per unit amounts)
Net income	$414	541.8	$.76	$734	540.6	$1.36	$767	501.0	$1.53
Net income attributable to non- controlling interests	(3)	—	—	(6)	—	(.01)	(9)	—	(.02)
Distributions on preferred units	(9)	—	(.02)	(9)	—	(.02)	(14)	—	(.03)
Issuance costs of redeemed preferred units (1)	—	—	—	—	—	—	(6)	—	(.01)

Basic earnings available to common unitholders	402	541.8	.74	719	540.6	1.33	738	501.0	1.47
Assuming distribution of units to Host for Host shares granted under Host’s comprehensive stock plan, less shares assumed purchased at average market price	—	.4	—	—	.9	(.01)	—	2.0	—
Assuming conversion of non-controlling OP units issuable	—	—	—	—	1.2	—	—	—	—
Assuming conversion of repurchased 2004 Exchangeable Senior Debentures (2)	(8)	5.4	(.02)	—	—	—	—	—	—

Diluted earnings available to common unitholders	$394	547.6	$.72	$719	542.7	$1.32	738	503.0	$1.47

(1)	Represents the original issuance costs associated with the Class C preferred units in 2006 which were redeemed in 2006.
(2)

During the fourth quarter of 2008, we repurchased $100 million face amount of our $500 million 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $96 million for approximately $82 million. We are required to determine the dilutive effect of the repurchased 2004 Exchangeable Debentures separately from the 2004 Exchangeable Debentures outstanding at December 31, 2008. 2004 Exchangeable Debentures repurchased during 2008 are treated as having been converted to common unit equivalents at the start of the period. Accordingly, the 2008 adjustment to net income related to the repurchased 2004 Debentures consists of an add back of $6 million of interest expense netted with the deduction of the approximate $14 million gain, for a net effect of an $8 million deduction. No effect is shown for the 2004 Debentures still outstanding at December 31, 2008, as they were anti-dilutive.

Accounting for Stock-Based Compensation

At December 31, 2008, Host maintained two stock-based employee compensation plans, which are accounted for in accordance with GAAP. See Note 8, Employee Stock Plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, the amounts due and services performed by our managers and amounts due or payable under our derivative contracts. Our credit risk exposure with regard to our cash and the $400 million available under our credit facility is spread among a diversified group of investment grade financial institutions. Amounts due from the managers of our hotels generally reflect the operations of the hotel in the immediately preceding period and the working capital at the hotels. These amounts totaled $65 million as of December 31, 2008 and we consider the risk that our managers will fail to meet the payment obligations to be remote. At December 31, 2008, our exposure risk related to our derivative contracts totals $6 million and the counterparties are investment grade financial institutions.

Application of New Accounting Standards

Non-controlling Interests in Consolidated Financial Statements

As a result of the adoption of this new accounting pronouncement regarding non-controlling interests in consolidated financial statements, non-controlling interests of other consolidated partnerships (previously referred to as “Interest of minority partners of other consolidated partnerships”) is now included as a separate component of capital in the consolidated balance sheets. The consolidated statements of operations have also been modified to present earnings and other comprehensive income to be attributed to controlling and non-controlling interests. Below are the steps we have taken as a result of the implementation of the pronouncement:

•

We have reclassified the non-controlling interests of other consolidated partnerships previously presented in the mezzanine section of our balance sheets to partners’ capital. This reclassification totaled $24 million and $28 million as of December 31, 2008 and 2007, respectively.

•

Net income attributable to non-consolidated partnerships is no longer included in the determination of net income, and we reclassified prior year amounts to reflect this pronouncement. As a result, net income increased $3 million, $6 million, and $9 million from previously reported amounts for the years ended December 31, 2008, 2007, and 2006, respectively. The adoption of this pronouncement has no effect on our earnings per unit.

•

The limited partner interests of third parties will continue to be classified in the mezzanine section of the balance sheet as these redeemable interests do not meet the requirements for partners’ capital classification. The redemption feature requires the delivery of cash or registered shares of Host common stock.

•

We adjust the limited partnership interests of third parties each period so that the carrying value equals the greater of its carrying value based on the accumulation of historical cost or its redemption value. The historical cost of the limited partnership interests of third parties is based on the proportional relationship between the carrying value of capital associated with the ownership of Host LP by Host to that of the limited partnership interests of third parties, as these limited partnership interests of third parties may be exchanged into common stock of Host on a one-for-one basis at the option of the third party limited partners. As of December 31, 2008, the limited partnership interests of third parties have a redemption value of approximately $114 million (based on December 31, 2008 Host closing common stock price of $7.57), which represents the amount of cash or Host stock that would be paid to the third party limited partners.

Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)

As a result of the adoption of a new accounting pronouncement regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), we have retrospectively adjusted the recognition of our exchangeable debentures such that we will now separately account for the liability

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and capital components of the debentures to reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date. Our 2 5/8% Exchangeable Senior Debentures (the “2007 Debentures”) and our 3 1/4% Exchangeable Senior Debentures (“the 2004 Debentures”) are within the scope of the new accounting pronouncement; therefore, we are required to record the debt components of the debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt. We measured the fair value of the debt components of the 2004 Debentures and 2007 Debentures at issuance based on effective interest rates of 6.8% and 6.5%, respectively. As a result, we attributed $165 million of the proceeds received to the conversion feature of the debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in partners’ capital on the accompanying balance sheets. The implementation of the new accounting pronouncement has resulted in a decrease to net income and earnings per unit for all periods presented; however, there is no effect on our cash interest payments. As a result of this accounting change:

•

The unamortized discount of the 2004 Debentures and 2007 Debentures related to the implementation was $76 million and $110 million as of December 31, 2008 and 2007, respectively. The unamortized discount is recognized as a reduction to the carrying value of the debentures on the consolidated balance sheets.

•	Interest expense recorded for the 2004 and 2007 Debentures for the periods presented consists of the following (in millions):

	2008	2007	2006
Contractual interest expense	$32	$28	$16
Non-cash interest expense due to discount amortization	30	25	12

Total interest expense	$62	53	28

•

During the fourth quarter of 2008, we repurchased $100 million face amount of the 2004 Debentures with a carrying value of $96 million for $82 million. We recognized a $14 million gain on the transaction, a reduction of approximately $4 million from the previously reported amount. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was greater than the conversion price; therefore, we did not allocate any of the repurchase price to the conversion feature of the debentures.

•

Net income attributable to non-controlling interests for the years ended December 31, 2008, 2007, and 2006 was reduced from the previously reported amounts by $2 million, $1 million and $1 million, respectively.

•	The diluted earnings per common unit for years ended December 31, 2008, 2007 and 2006 were reduced from the previously reported amounts by approximately $.04, $.01 and $.02, respectively.

•	We reclassified approximately $1 million of unamortized financing costs to partners’ capital as these costs were attributable to the issuance of the conversion feature associated with the debentures.

Business Combinations

This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The pronouncement particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent considerations. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. We do not believe the adoption of this pronouncement will materially affect the recognition and measurement related to our future business combinations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation, including changes as a result of the application of new accounting pronouncement for our exchangeable debentures and non-controlling interests in consolidated entities.

2.	Property and Equipment

Property and equipment consists of the following as of December 31:

	2008	2007
	(in millions)
Land and land improvements	$1,613	$1,621
Buildings and leasehold improvements	11,502	10,907
Furniture and equipment	1,749	1,530
Construction in progress	174	230

	15,038	14,288
Less accumulated depreciation and amortization	(4,299)	(3,700)

	$10,739	$10,588

The aggregate cost of real estate for federal income tax purposes is approximately $9,788 million at December 31, 2008.

Impairment of Property and Equipment

We reviewed our hotel portfolio for impairment and identified several properties that may be sold prior to the end of their previously estimated useful lives or that had current or projected operating losses. Properties exhibiting these characteristics are tested for impairment based on management’s estimate of expected future undiscounted cash flows from operations and sale over our expected remaining hold period. The fair value of these properties is generally determined based on either a discounted cash flow analysis or negotiated sales prices. Based on these assessments, we have recorded non-cash impairment charges totaling $3 million and $97 million (unaudited) during the year ended December 31, 2008 and the year-to-date period ended September 11, 2009, respectively. Impairment charges recognized in 2008 are classified within depreciation and amortization on the accompanying consolidated statements of operations. Impairment charges related to properties that have been sold or are classified as held-for-sale are reclassified to discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2008
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
Asia Pacific Hospitality Venture Pte. Ltd.	25.0%	$—	$—	None
Asia Pacific TRS Venture Pte. Ltd.	9.8%	—	—	None
HHR Euro CV	32.1%	208	1,017	Eleven hotels located in Europe
HHR TRS CV	9.8%	1	5	Lease agreements for certain hotels owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	5	810	115 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	15	—	36-hole golf club

Total		$229	$1,832

	As of December 31, 2007
	Ownership Interests	Our Investment	Debt	Assets
		(in millions)
HHR Euro CV	32.1%	$172	$1,003	Ten hotels located in Europe
HHR TRS CV	9.8%	1	2	Lease agreements for certain hotels owned by HHR Euro CV
CBM Joint Venture L.P.	3.6%	5	839	115 Courtyard hotels
Tiburon Golf Ventures, L.P.	49.0%	16	—	36-hole golf club

Total		$194	$1,844

European Joint Venture

In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe (the “European joint venture”). We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our limited and general partner interests). The initial term of the European joint venture is ten years subject to two one-year extensions with partner approval. HHR Euro CV has leased six of its hotels to HHR TRS CV, where we also serve as a general partner and have a 9.8% ownership interest including our general and limited partner interests. Due to the ownership structure and the non-Host limited partners’ rights to cause the dissolution and liquidation of the European joint venture and HHR TRS CV at any time, they are not consolidated in our financial statements. As general partner, we earn a management fee based on the amount of equity commitments and equity investments. In 2008 and 2007, we recorded approximately $6 million and $5 million, respectively, of management fees.

During 2008, we entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with GAAP, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. During 2008, we recorded an increase in the fair value of the derivative instruments totaling approximately $6 million, which is equal to the fair value as of December 31, 2008 included in accumulated other comprehensive income.

Our unconsolidated investees assess impairment of real estate properties based on whether estimated undiscounted future cash flows from each individual property are less than book value. If a property is impaired, a

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loss is recorded for the difference between the fair value and net book value of the hotel. In 2008, we recognized a charge of approximately $2 million related to the impairment of one property in our European joint venture as a component of equity in earnings of affiliates. In addition, we assess impairment of our non-consolidated investments for other than temporary declines in the value of the investment, based on GAAP requirements. We did not record any other impairments on our investments in 2008.

We review our investment in the joint venture for other than temporary impairment based on the occurrence of any events that would indicate that the carrying amount of the investment exceeds its fair value on an other than temporary basis. We used certain inputs such as available third-party appraisals and forecast net operating income for the hotel properties to estimate the fair value of our investment in the joint venture as of June 19, 2009. We determined that our investment was impaired based on the reduction of distributable cash flows from the joint venture, which has been caused primarily by a decline in cash flows generated by the properties. We believe this impairment to be other than temporary as defined by GAAP because the time period over which the joint venture may be able to improve operations such that our investment would be fully recoverable is constrained by the remaining life of the joint venture. As a result, we recorded a non-cash impairment charge totaling $34 million (unaudited) in the second quarter of 2009 based on the difference between our investment’s estimated fair value and carrying value.

Asian Joint Venture

On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation, with RECO Hotels JV Private Limited, an affiliate of GIC RE. The joint venture will explore investment opportunities in various markets throughout Asia, including China, Japan, Vietnam, and India as well as Australia. We own a 25% interest in the joint venture. The initial term of the Asian joint venture is for a period of seven years. Due to the ownership structure of the Asian joint venture and our partner’s rights to cause the dissolution and liquidation of the joint venture, it is not consolidated in our financial statements. As of December 31, 2008, the Asian joint venture did not own any hotels.

CBM Joint Venture LP

CBM Joint Venture Limited Partnership owns 115 Courtyard by Marriott hotels, which are operated by Marriott International pursuant to long-term management agreements. On March 29, 2005, we sold 85% of our interest in CBM Joint Venture LLC for approximately $92 million and recorded a gain on the sale, net of taxes, of approximately $41 million. In conjunction with the sale of our interest, CBM Joint Venture LLC was recapitalized and converted into a limited partnership, CBM Joint Venture Limited Partnership with Marriott International and affiliates of Sarofim Realty Advisors. Post-recapitalization, we own a 3.6% limited partner interest. We have the right to cause CBM Joint Venture LP to redeem our remaining interest, under certain conditions, prior to December 2009. Thereafter, the general partner of CBM Joint Venture LP has the right to redeem our remaining interest.

Other Investments

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. We also own interests in three partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2008	2007
	(in millions)
Property and equipment, net	$2,685	$2,720
Other assets	482	314

Total assets	$3,167	$3,034

Debt	$1,832	$1,844
Other liabilities	376	197
Equity	959	993

Total liabilities and equity	$3,167	$3,034

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2008	2007	2006
	(in millions)
Total revenues	$986	$954	$704
Operating expenses
Expenses	(769)	(698)	(531)
Depreciation and amortization	(121)	(87)	(67)

Operating profit	96	169	106
Interest income	10	7	2
Interest expense	(118)	(103)	(75)

Net income (loss)	$(12)	$73	$33

4.	Debt

Debt consists of the following:

	December 31, 2008	December 31, 2007
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012	348	347
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	497	497
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	383	463
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	533	515
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	3,943	4,004
Mortgage debt secured by $2.1 billion of real estate assets, with an average interest rate of 6.2% at December 31, 2008 and 6.6% at December 31, 2007	1,436	1,423
Credit facility (including the $210 million term loan)	410	—
Other	87	88

Total debt	$5,876	$5,515

Senior Notes

General. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations. The face amount of our outstanding senior notes as of December 31, 2008 and 2007 was $3.9 billion and $4.0 billion, respectively. The outstanding senior notes balance as of December 31, 2008 and 2007 includes discounts of approximately $89 million and $128 million, respectively. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility, certain other senior debt, and interest rate swap agreements and other hedging agreements, if any, with lenders that are parties to the credit facility. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

We had the following activities during 2009, 2008 and 2007:

•

As of November 6, 2009, we repurchased approximately $74 million face amount of the 2007 Debentures with a carrying value of $68 million for $66 million. During 2009, we will recognize a gain of approximately $2 million on the transactions. After this repurchase, we have $526 million of the 2007 Debentures outstanding.

•

On May 5, 2009, Host LP issued $400 million of 9% Series T senior notes maturing May 15, 2017 and received net proceeds of approximately $380 million after discounts and costs. Interest on the Series T notes is payable semi-annually in arrears on January 15 and July 15, beginning July 15, 2009. A portion of the proceeds were used to repay the $200 million outstanding on the revolver portion of our credit facility. Additionally, we expect to repay all of the outstanding $135 million mortgage debt on the Westin Kierland Resort & Spa with proceeds from this offering in September of 2009. The outstanding 9% Series T senior notes are equal in right of payment with all of our other senior notes.

•

In the first quarter of 2009, we repurchased $75 million face amount of the 2004 Debentures with a carrying value of $72 million for approximately $69 million and recorded a gain on the repurchase of approximately $3 million. After this repurchase, $325 million of the 2004 Debentures remain outstanding.

•

During the fourth quarter of 2008, we repurchased $100 million face amount of our $500 million 3 1/4% Exchangeable Senior Debentures (the “2004 Debentures”) with a carrying value of $96 million for approximately $82 million and recorded a gain of approximately $14 million included in interest expense. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was greater than the conversion price; therefore, we did not allocate any of the repurchase price to the conversion feature of the debentures.

•

On March 23, 2007, Host LP issued the 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. See “2007 Exchangeable Senior Debentures” below.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host LP. Furthermore, Host LP is able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. For example, under the terms of our senior notes indenture interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $30 million, $25 million and $12 million in 2008, 2007 and 2006, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding Intangible assets and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million of other debt. Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or repurchase our equity interests; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). As of December 31, 2008, we are in compliance with all of our financial covenants under our senior notes indentures.

2007 Exchangeable Senior Debentures. On March 23, 2007, Host LP issued the $600 million 2007 Debentures and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. As of November 6, 2009, we repurchased approximately $74 million face amount of the 2007 Debentures for approximately $66 million. As of November 6, 2009, we have $526 million face amount of the 2007 Debentures that remain outstanding. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host’s common shares) and the aggregate principal amount of the 2007 Debentures to be exchanged, and, at our option, shares of Host’s common stock, cash or a combination thereof for any excess above the principal value. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at December 31, 2008 was 31.35 shares of Host’s common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.90 per share of Host’s common stock. Upon issuance of such shares by Host, we will issue to Host an equivalent number of common OP units. The exchange rate may be adjusted under certain circumstances including the payment of common dividends by Host exceeding $.20 per share in any given quarter.

2004 Exchangeable Senior Debentures. On March 16, 2004, Host LP issued $500 million, 3.25% 2004 Debentures and received net proceeds of $484 million, after discounts, underwriting fees and expenses. During 2008 and 2009, we repurchased $175 million face amount of the 2004 Debentures with a carrying value of $168 million for approximately $151 million and recorded gains on repurchase of approximately $17 million. As of November 6, 2009, $325 million of the 2004 Debentures remain outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at December 31, 2008 was 63.3687 shares of Host’s common stock for each $1,000 of principal amount of the 2004 Debentures, or a total of approximately 25 million shares (which is equivalent to an exchange price of $15.78 per share). Upon issuance of such shares by Host, we will issue to Host an equivalent number of common OP units. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for share of Host’s common stock rather than receive the cash redemption price.

Credit Facility. On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the second quarter of 2008, we entered into a $210 million term loan under the credit facility. The term loan bears interest at LIBOR plus 175 basis points, with a LIBOR floor of 2.25% for an all-in rate of 4.0% at December 31, 2008. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread of 75 basis points. In September 2008, we also borrowed $200 million under the revolver portion of our credit facility at a rate of LIBOR plus 65 basis points based on our leverage at December 31, 2008. Based on our leverage at December 31, 2008, we have $400 million of remaining available capacity under the revolver portion of our credit facility. During the second quarter of 2009, we repaid the $200 million outstanding on the revolver portion of our credit facility and we currently have $600 million available under our credit facility. Additionally, during the third quarter of 2009, we repaid the entire $210 million term loan outstanding under our credit facility.

The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Prior to the end of our third quarter of 2009, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.5x and our unsecured coverage ratio is not less than 1.75x. Thereafter, the maximum leverage ratio under the credit facility is reduced to 7.25x, with the minimum unsecured coverage ratio continuing to be set at 1.75x. In all cases, if our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. For example, under the terms of the credit facility interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $30 million, $25 million and $12 million in 2008, 2007 and 2006, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance. As of December 31, 2008, our leverage ratio was 4.1x versus the 7.5x maximum leverage ratio allowed under the credit facility, our fixed charge coverage ratio was 2.8x versus the 1.0x minimum fixed charge coverage ratio allowed under the credit

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility and our unsecured interest coverage ratio was 4.1x versus the minimum unsecured interest coverage ratio of 1.75x allowed under the credit facility. Accordingly, we are in compliance with these and all of our other financial covenants under the credit facility as of December 31, 2008.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in US Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2008, of 4.1x, we could borrow at a rate of LIBOR plus 70 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants. The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and distributions contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and distributions are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host’s tax status as a REIT.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for environmental liabilities, fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2008, we have 14 assets that are secured by mortgage debt with an average interest rate of 6.2% that mature between 2009 and 2023. As of December 31, 2008, we are in compliance with the covenants under our mortgage debt obligations.

We had the following mortgage debt issuances and repayments since the beginning of January 2007. Interest for our mortgage debt is payable on a monthly basis:

Transaction Date		Property	Rate	Maturity Date	Amount
Issuances
March	2009	JW Marriott, Washington, D.C. (1)	7.50%	4/2/2013	$120
June	2008	Orlando World Center Marriott (2)	4.93%	7/1/2011	300
March	2007	The Ritz-Carlton, Naples and Newport Beach Marriott	5.53%	3/1/2014	300
February	2007	Harbor Beach Marriott	5.55%	3/1/2014	134
Repayments/Defeasance
September	2009	Westin Kierland Resort & Spa	5.08%	9/1/2009	135
July	2009	San Diego Marriott Hotel & Marina	8.45%	7/1/2009	175
March	2009	The Westin Indianapolis	9.214%	3/11/2022	34
December	2008	Scottsdale Marriott McDowell Mountains	6.08%	12/1/2008	34
June	2008	Orlando World Center Marriott	7.48%	6/12/2008	208
October	2007	New Orleans Marriott, San Antonio Marriott Rivercenter, San Ramon Marriott and Santa Clara Marriott	8.22%	10/11/2017	190
May	2007	CMBS properties	7.61%	8/1/2009	514
April	2007	Philadelphia Marriott Convention Center	8.52%	4/1/2009	96
April	2007	Four Seasons Hotel Atlanta	8.41%	4/1/2022	33
March	2007	JW Marriott, Washington, D.C. (3)	7.42%	9/15/2007	88
February	2007	Harbor Beach Marriott	8.58%	3/1/2007	88

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	The JW Marriott, Washington, D.C. mortgage debt has a floating interest rate of LIBOR plus 600 basis points, with a LIBOR floor of 1.5%. The interest rate shown reflects the rate in effect as of June 19, 2009. Additionally, we have the right to extend the maturity for an additional one-year periods, subject to certain conditions. In addition, as required by the loan agreement, we entered into an interest rate cap agreement which caps the LIBOR rate at 3% through the life of the loan.
(2)	The Orlando World Center Marriott mortgage loan has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect as of December 31, 2008. Additionally, we have the right to extend the maturity for two, one-year periods, subject to certain conditions.
(3)	The JW Marriott, Washington, D.C. mortgage debt had a floating interest rate of LIBOR plus 210 basis points. The interest rate shown reflects the rate as of the date of the transaction.

Derivative Instruments

We purchased an interest rate cap which expired in September 2007 in connection with the mortgage debt secured by the JW Marriott, Washington, D.C. The mortgage debt was repaid in September 2007 and the impact of changes in the fair value of the interest rate cap was immaterial for all periods presented. As of December 31, 2008 we have no outstanding interest rate swap or cap agreements. Additionally, during 2008 we entered into three foreign currency forward purchase contracts to hedge a portion of the foreign currency exposure relating to our investment in the European joint venture. See Note 3 “Investments in Affiliates”.

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2008 are as follows (in millions):

2009	$321
2010	411
2011 (1)	825
2012	967
2013	737
Thereafter	2,700

5,961
Unamortized discounts, net	(86)
Capital lease obligations	1

$5,876

(1)	The debt maturing in 2011 includes $410 million related to borrowings under the credit facility, which can be extended, at our option, for one year if our leverage ratio is below 6.75x and certain other conditions are met. Similarly, the $300 million mortgage loan on the Orlando World Center Marriott, which also matures in 2011, can be extended for two one-year periods, subject to achieving a certain debt coverage ratio and other conditions.

Interest

During 2008, 2007 and 2006, we made cash interest payments of $360 million, $419 million and $459 million, respectively, which includes capitalized interest of $10 million, $10 million and $5 million, respectively, related to qualifying property construction activities. During 2008, we recorded a gain of approximately $14 million associated with the repurchase of a portion of our 2004 Debentures that is included in interest expense on our consolidated statements of operations. During 2008, 2007, and 2006, we recorded non-cash interest expense relating to the adoption of a new accounting pronouncement of $30 million, $25 million, and $12 million, respectively. Our 2007 and 2006 interest expense includes losses of $45 million and $17 million, respectively, on the early extinguishment of debt, which includes prepayment premiums, the acceleration of the related discounts and deferred financing costs and the termination of related interest rate swap agreements. Deferred financing costs amounted to $46 million and $50 million, net of accumulated amortization, as of December 31, 2008 and 2007, respectively. Amortization of deferred financing costs totaled $12 million, $13 million and $15 million in 2008, 2007 and 2006, respectively, and is included in interest expense on the accompanying statements of operations.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of property and equipment under capital leases totaled $2 million for each of 2008, 2007 and 2006, respectively, and is included in depreciation and amortization on the accompanying consolidated statements of operations.

5.	Partners’ Capital

As of December 31, 2008 and 2007, 540.4 million and 540.9 million common OP units, respectively, were outstanding, of which Host held 525.3 million and 522.6 million, respectively. In addition, 4.0 million preferred OP units were outstanding as of December 31, 2008 and 2007.

On April 29, 2009, Host issued 75,750,000 shares of common stock at $6.60 per share and received net proceeds of approximately $480 million, after underwriting discounts and commissions and transaction expenses. The net proceeds were contributed to us in exchange for an equivalent number of OP units.

On August 19, 2009, Host entered into a Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. As of November 6, 2009, Host has issued approximately 22 million shares of common stock through this program at an average price of approximately $10.29 per share for net proceeds of $226 million. The net proceeds were contributed to us in exchange for an equivalent number of OP units. Host may continue to sell shares of common stock under this program from time to time based on market conditions, although Host is not under an obligation to sell any shares.

Distributions

On September 14, 2009, Host’s Board of Directors declared a dividend of $0.25 per share of common stock. The dividend will be paid on December 18, 2009 to stockholders of record as of November 6, 2009. In reliance on the specific terms of the guidance issued by the IRS and, subject to certain elections by Host’s stockholders, Host will pay approximately 90% of the dividend with Host common stock, with the remaining 10% paid with cash. Host LP similarly intends to make a $.025 per unit distribution to Host and non-controlling holders of common OP units. Common OP unitholders will not, however, participate in the portion of the dividend being paid with shares of Host common stock and will not receive any Host common stock or additional common OP units. Instead, the ratio (currently 1:1) at which each common OP unitholder can convert its common OP units to shares of Host common stock will be proportionately adjusted to reflect the issuance of additional shares of Host common stock as a taxable stock dividend similar to the adjustment that would occur had Host effected a stock split. Accordingly, this means the equivalency of OP units and Host common stock will no longer be maintained. Host intends to continue paying a cash dividend on its preferred stock, regardless of its amount of taxable income, unless contractually restricted. The amount of any dividend will be determined by Host’s Board of Directors.

Host is required to distribute at least 90% of its taxable income, excluding net capital gain, to qualify as a REIT. However, Host’s policy on common dividends is generally to distribute 100% of its estimated annual taxable income, including net capital gains, unless otherwise contractually restricted. The amount of any dividends will be determined by Host’s Board of Directors. For the preferred dividends, Host will generally pay the quarterly dividend, regardless of the amount of taxable income, unless similarly contractually restricted. Funds used by Host to pay dividends on its common and preferred stock are provided by distributions from us. All dividends declared in 2008, 2007 and 2006 were determined to be ordinary income.

The table below presents the amount of common and preferred distributions declared per unit as follows:

	2008	2007	2006
Common OP units	$.65	$1.00	$.76
Class C preferred OP units 10%	—	—	.625
Class E preferred OP units 8 7/8%	2.22	2.22	2.22

Stock Repurchase

Host’s Board of Directors authorized a program to repurchase up to $500 million of common stock and equity related securities. These securities may be purchased in the open market or through private transactions, depending on market conditions. The plan does not obligate Host to repurchase any specific number or amount of securities and may be suspended at any time at management’s discretion. As of December 31, 2008, Host repurchased 6.5 million shares valued at approximately $100 million. We redeemed an equivalent number of common OP units from Host for each common share repurchased. Additionally, as part of this program during the fourth quarter we repurchased $100 million of our 2004 Debentures for $82 million. See Note 4 – Debt for further discussion. As a result of these purchases, we have approximately $318 million left under the Board of Directors’ authorization for future repurchases as of December 31, 2008.

Preferred OP Units

We currently have one class of publicly-traded preferred units outstanding: 4,034,400 units of 8 7/8% Class E preferred units. Holders of the preferred units are entitled to receive cumulative cash distributions at 8 7/8% per annum of the $25.00 per unit liquidation preference, which are payable quarterly in arrears. After June 2, 2009, we have the option to redeem the Class E preferred units for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP unit ranks senior to the common OP unit. The preferred unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2008 and 2007 were approximately $2 million.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2006, we redeemed, at par, all of our then outstanding Class C cumulative preferred units. The fair value of the preferred units (which was equal to the redemption price) exceeded the carrying value of the Class C preferred units by approximately $6 million. This amount represents the original issuance cost. The original issuance cost for the Class C preferred units has been reflected in the determination of net income available to common unitholders for the purpose of calculating our basic and diluted earnings per unit in the respective years of redemption.

6.	Income Taxes

As a partnership for federal income tax purposes, we are not subject to federal income tax. We are, however, subject to state, local and foreign income and franchise tax in certain jurisdictions. In addition, each of our taxable REIT subsidiaries is taxable as a regular C corporation. Host has elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code and, as such, is not subject to federal income tax, provided that it distributes all of its taxable income annually to its stockholders and complies with certain other requirements. In addition to paying federal and state income tax on any retained income, one of our subsidiary REITs is subject to a tax on “built-in-gains” on sales of certain assets. Additionally, Host’s taxable REIT subsidiaries are subject to federal, state and foreign income tax. The consolidated income tax provision or benefit includes the income tax provision or benefit related to the operations of the taxable REIT subsidiaries, state income and franchise taxes incurred by Host and us and foreign income taxes incurred by us as well as each of the respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss, capital loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies.

Total deferred tax assets and liabilities at December 31, 2008 and 2007 are as follows (in millions):

	2008	2007
Deferred tax assets	$107	$124
Less: Valuation allowance	(28)	(25)

Subtotal	79	99
Deferred tax liabilities	(65)	(93)

Net deferred tax asset	$14	$6

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have recorded a 100% valuation allowance of approximately $28 million against the deferred tax asset for our Mexican net operating loss and asset tax credit carryforwards as of December 31, 2008. The net increase in the valuation allowance for the years ending December 31, 2008 and 2007 was approximately $3 million in each year. There is no valuation allowance against the deferred tax asset for our Canadian net operating loss and capital loss carryforwards as of December 31, 2008. The reduction in the valuation allowance related to the deferred tax asset for our Canadian net operating loss carryforward of approximately $3 million was recorded as a reduction of income tax expense in 2008. We expect all net operating loss and tax credit carryforwards for U.S. federal income tax purposes to be realized. The primary components of our net deferred tax asset were as follows (in millions):

	2008	2007
Investment in hotel leases	$—	$2
Accrued related party interest	14	21
Net operating loss and capital loss carryforwards	40	48
Alternative minimum tax credits	16	15
Safe harbor lease investments	—	(17)
Property and equipment depreciation	1	1
Investments in domestic and foreign affiliates	(62)	(62)
Holdover period rent expense	—	(10)
Prepaid revenue	36	37
Purchase accounting items	(3)	(4)

Subtotal	42	31
Less: Valuation allowance	(28)	(25)

Net deferred tax asset	$14	$6

At December 31, 2008, we have aggregate gross domestic and foreign net operating loss, capital loss and tax credit carryforwards of approximately $140 million. We have deferred tax assets related to these loss and tax credit carryforwards of approximately $56 million with a valuation allowance of approximately $28 million. Our net operating loss carryforwards expire beginning in 2010 through 2027, and our foreign capital loss carryforwards have no expiration period. Our domestic tax credits have no expiration period and our foreign asset tax credits expire through 2017.

Our U.S. and foreign income from continuing operations before income taxes was as follows (in millions):

	2008	2007	2006
U.S. income	$372	$514	$304
Foreign income	—	24	7

Total	$372	$538	$311

The (benefit) provision for income taxes for continuing operations consists of (in millions):

		2008	2007	2006
Current	— Federal	$—	$—	$—
	— State	2	3	2
	— Foreign	3	7	8

		5	10	10

Deferred	— Federal	(11)	(8)	—
	— State	2	—	(5)
	— Foreign	1	1	—

		(8)	(7)	(5)

Income tax (benefit) provision – continuing operations		$(3)	$3	$5

The total (benefit) provision for income taxes, including the amounts associated with discontinued operations, was $(3) million, $3 million and $7 million in 2008, 2007 and 2006, respectively.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The differences between the income tax (benefit) provision calculated at the statutory federal income tax rate of 35% and the actual income tax (benefit) provision recorded each year for continuing operations are as follows (in millions):

	2008	2007	2006
Statutory federal income tax provision – continuing operations	$130	$188	$109
Nontaxable income of Host LP – continuing operations	(141)	(196)	(109)
State income tax provision, net	2	2	2
Uncertain tax positions	2	1	(5)
Foreign income tax provision	4	8	8

Income tax (benefit) provision – continuing operations	$(3)	$3	$5

In 2006, we recognized an income tax benefit of $5 million relating to the reduction of previously accrued income taxes after an evaluation of the exposure items and the expiration of related statutes of limitation. No such amount was recognized in 2007 or 2008. Cash paid for income taxes, net of refunds received, was $7 million for each of 2008, 2007 and 2006.

On January 1, 2007, we adopted an accounting pronouncement related to accounting for uncertainty in income taxes. This pronouncement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. We must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement to determine the amount of benefit to recognize in the financial statements. This pronouncement applies to all tax positions related to income taxes subject to certain GAAP requirements. As a result of the implementation of this pronouncement, we recognized a reduction of our liability for unrecognized tax benefits of approximately $11 million. This reduction was accounted for as an increase to the opening balance of partners’ capital on January 1, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	2008	2007
Balance at January 1, 2008	$11	$10
Additions based on tax positions related to the current year	2	1

Balance at December 31, 2008	$13	$11

All of such amount, if recognized, would impact our reconciliation between the income tax provision (benefit) calculated at the statutory federal income tax rate of 35% and the actual income tax provision (benefit) recorded each year.

It is reasonably possible that the total amount of unrecognized tax benefits will significantly decrease within 12 months of the reporting date due to the expiration of certain statutes of limitation. An estimate of the range of such possible decrease is $3 million to $7 million. As of December 31, 2008, the tax years that remain subject to examination by major tax jurisdictions generally include 2005-2008.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2007 and 2006, we recognized approximately $0.1 million and $0.2 million of interest, respectively. Interest recognized in 2008 was immaterial. We had approximately $0.4 million and $0.6 million for the payment of interest accrued at December 31, 2008, and 2007, respectively.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Leases

Hotel Leases

We lease substantially all of our hotels (the “Leases”) to a wholly owned subsidiary that qualifies as a taxable REIT subsidiary due to federal income tax restrictions on a REIT’s ability to derive revenue directly from the operation and management of a hotel.

Hospitality Properties Trust Relationship

In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard by Marriott (“Courtyard”) properties and 18 Residence Inn by Marriott (“Residence Inn”) properties to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring between 2010 and 2012 and are renewable at our option. Minimum rent payments are $58 million annually for the Courtyard properties and $19 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases. During 2008, we gave notice that we will not renew the lease on the 18 Residence Inn properties and therefore that lease, as well as the related sublease described below, will terminate in December 2010, and we expect HPT to return the approximate $17 million security deposit.

In 1998, we sublet the HPT properties (the “Subleases”) to separate sublessee subsidiaries of Barceló Crestline Corporation (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either we or the Sublessee elect not to renew the Sublease provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT properties (one for the Courtyard properties and one for the Residence Inn properties). Rent payable by the Sublessee under the Subleases consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessee is generally sufficient to cover the additional rent due under the HPT lease, with any excess being retained by us. The rent payable under the Subleases is guaranteed by the Sublessee, up to a maximum amount of $30 million, which is allocated between the two pools of HPT properties.

Other Lease Information

As of December 31, 2008, all or a portion of 35 of our hotels are subject to ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. For lease agreements with scheduled rent increases, we recognize the lease expense on a straight-line basis over the term of the lease. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or ten-year periods. The restaurant leases are accounted for as operating leases. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. Equipment leases are accounted for as either operating or capital leases depending on the characteristics of the particular lease arrangement. Equipment leases that are characterized as capital leases are classified as furniture and equipment and are depreciated over the life of the lease. The amortization charge applicable to capitalized leases is included in depreciation expense in the accompanying consolidated statements of operations.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2008. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and the Sublessee of approximately $9 million and $275 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2009	$1	$122
2010	1	119
2011	—	96
2012	—	92
2013	—	31
Thereafter	—	979

Total minimum lease payments	2	$1,439

Less: amount representing interest	—

Present value of minimum lease payments	$2

We remain contingently liable on certain leases relating to our former restaurant business. Such contingent liabilities aggregated $23 million as of December 31, 2008. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense is included in other property-level expenses line item and consists of (in millions):

	2008	2007	2006
Minimum rentals on operating leases	$121	$120	$125
Additional rentals based on sales	39	39	28
Less: sublease rentals	(90)	(92)	(88)

	$70	$67	$65

8.	Employee Stock Plans

In connection with Host’s conversion to a REIT, we assumed the employee obligations of Host. Upon the issuance of Host’s common stock under either of the two stock-based compensation plans described below, we will issue to Host an equivalent number of common OP units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

Host maintains two stock-based compensation plans, the comprehensive stock plan (the “Comprehensive Plan”), whereby Host may award to participating employees (i) restricted shares of Host’s common stock, (ii) options to purchase Host’s common stock and (iii) deferred shares of Host’s common stock and the employee stock purchase plan (ESPP), which are accounted for in accordance with GAAP. At December 31, 2008, there were approximately 4.0 million shares of Host’s common stock reserved and available for issuance under the Comprehensive Plan.

We recognize costs resulting from Host’s share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of Host’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of all restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives outstanding as of December 31, 2008 have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to Host’s upper-middle management have been classified as equity awards as these awards do not have this optional tax withholding feature.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock

During the first quarter of 2006, Host granted shares to senior executives that vested through year end 2008 in three annual installments (the “2006 – 2008 Plan”). Vesting for these shares was determined both on continued employment and market performance based on the achievement of total shareholder return on an absolute and relative basis. For the shares that vested solely on continued employment, we recognized compensation expense over the requisite period based on the market price of Host’s common stock at the balance sheet date. For liability classified share awards that vested based on market performance, we recognized compensation expense over the requisite service period based on the fair value of the awards at the balance sheet date. At year end 2008, compensation expense for the shares that were earned is based on the market price at the balance sheet date. No compensation expense is recognized for shares that were not earned.

Host made an additional grant of shares to senior executives in February 2006 (“2006 supplemental grant”). Twenty-five percent of this award vested immediately, and was expensed on the date of grant, while the remaining 75% vests over a three-year period that began in February 2006 based on continued employment. We recognize compensation expense for the outstanding portion of this grant based on the market price at the balance sheet date.

Effective January 1, 2008, Host made additional grants to nine senior executives of approximately 200,000 shares. Vesting for these shares was based on continued employment through December 31, 2008. We recognized compensation expense for these shares based on the market price of Host’s common stock at the balance sheet date.

During 2008, 2007 and 2006, we recorded compensation expense of approximately $2 million, $3 million and $32 million respectively, related to the restricted stock awards to senior executives. The majority of these awards vested on December 31, 2008. The total unrecognized compensation cost, based on the valuation criteria above, that relates to nonvested restricted stock awards at December 31, 2008 was approximately $.2 million and primarily reflects shares issued under our 2006 supplemental grant that vested in February 2009. The following table is a summary of the status of Host’s senior executive plans for the three years ended December 31, 2008. The fair values for the awards below are based on the fair value at the respective transaction dates, as the awards are classified as liability awards.

	2008		2007		2006
	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)	Shares (in millions)	Fair Value (per share)
Balance, at beginning of year	1.5	$7	2.4	$19	—	$—
Granted	.2	18	—	—	3.5	16
Vested (1)	(.3)	10	(.2)	24	(1.1)	24
Forfeited/expired	(1.3)	—	(.7)	8	—	—

Balance, at end of year (2)	.1	7	1.5	7	2.4	19

Issued in calendar year (1)	.1	15.6		25.7		19

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 0.1 million shares issued in 2008 include shares vested at December 31, 2007, after adjusting for shares withheld to meet employee tax requirements. The withheld shares for employee tax requirements were valued at $1.6 million, $13.3 million and $11.7 million, for 2008, 2007 and 2006, respectively.
(2)	Based on our historical forfeiture rates, we expect that substantially all shares that meet the required market condition will vest.

Host also maintains a restricted stock program for our upper-middle management. Vesting for these shares is determined based on continued employment and, accordingly, we recognize compensation expense on a straight-line basis over the service period of three years. We recorded compensation expense related to these shares of $1.1 million, $1.6 million and $1.5 million during 2008, 2007 and 2006, respectively. As of December 31, 2008, all compensation cost for the upper-middle management program has been recognized. The following table is a

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

summary of the status of our upper-middle management plan for the three years ended December 31, 2008. The fair values for the awards below are based on the fair value at the grant date of the respective awards, as the awards are classified as equity awards.

	2008		2007		2006
	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)	Shares (in thousands)	Fair Value (per share)
Balance, at beginning of year	20	$28	22	$20	25	$16
Granted	51	17	66	28	78	20
Vested (1)	(53)	21	(64)	25	(74)	19
Forfeited/expired	(4)	20	(4)	25	(7)	18

Balance, at end of year (2)	14	17	20	28	22	20

Issued in calendar year (1)	41	21	45	22	47	17

(1)	Shares that vest at December 31 of each year are issued to the employees in the first quarter of the following year, although the requisite service period is complete. Accordingly, the 41,000 shares issued in 2008 include the shares vested at December 31, 2007, after adjusting for shares withheld to meet employee tax requirements. The value of shares withheld for employee tax requirements was not material for all periods presented.
(2)	Based on our historical forfeiture rates, we expect that substantially all shares will vest.

Employee Stock Purchase Plan

Under the terms of the employee stock purchase plan (“ESPP”), eligible employees may purchase Host’s common stock through payroll deductions at 90% of the lower of market value at the beginning or end of the plan period and is therefore compensatory under GAAP. Effective January 1, 2008, we updated the plan so that shares vested on a calendar quarter basis and employees made their purchase options on a quarterly basis. Prior to 2008, the shares vested on an annual basis. We record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-priced model. The compensation expense reflected in net income was not material for all periods presented.

Employee Stock Options

Host did not grant any stock options between December 2002 and December 31, 2008. All options granted are fully vested and exercisable as of December 31, 2006. The fair value of the 2002 stock options was estimated on the date of grant using an option-pricing model. Compensation expense for the stock options was recognized on a straight-line basis over the vesting period. The weighted average fair value per option granted during 2002 was $1.41. We did not record any compensation expense related to these shares in 2007 or 2008, as all shares were fully vested at December 31, 2006. We recorded compensation expense of approximately $229,000 for 2006, which represents the expense for stock options granted during 2002. The aggregate intrinsic value of the outstanding and exercisable options at December 31, 2008 and 2007 was approximately $0 million and $3.5 million, respectively.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table is a summary of the status of our stock option plans that have been approved by our stockholders for the three years ended December 31, 2008. We do not have stock option plans that have not been approved by our stockholders.

	2008		2007		2006
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	.4	$7.7		$6	1.4	$6
Granted	—	—	—	—	—	—
Exercised	(.2)	7	(.3)	5	(.7)	6
Forfeited/expired	—	—	—	—	—	—

Balance, at end of year	.2	8.4		7.7		6

Options exercisable at year-end	.2		.4		.7

The following table summarizes information about stock options at December 31, 2008:

	Options Outstanding and Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$7 – 9.2		7	$8

	.2

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both our and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between us and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. However, in 1999, HM Services was no longer publicly traded (and was renamed HMS Host) and, as a result, all future payments to us were to be made in cash. As of December 31, 2007, the receivable balance was approximately $0.5 million, which is included in other assets in the accompanying consolidated balance sheets. All options that were not exercised expired in 2008.

Deferred Stock

Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense on a straight-line basis over the vesting period for the fair market value of the shares on the date of grant, less estimated forfeitures. No shares have been granted under this plan since 2003. The compensation cost that has been charged against income for deferred stock was not material for all periods presented.

9.	Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Our recorded liability for this obligation is not material. Payments for these items were not material for the three years ended December 31, 2008.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Discontinued Operations

Dispositions

We sold five hotels in 2009, two hotels in 2008, nine hotels in 2007 and seven hotels in 2006. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2008	2007	2006
Revenues	$129	$183	$296
Income before taxes	18	40	48
Gain on disposals, net of tax	23	164	416

Subsequent to year end, we sold the Hyatt Regency Boston for net proceeds of $113 million, which included the return of reserves held by the manager, and recorded a gain of approximately $20 million in the first quarter of 2009. We also sold four non-core properties: the 448-room Sheraton Stamford Hotel, the 253-room Washington Dulles Marriott Suites, the 430-room Boston Marriott Newton and the 353-room Hanover Marriott for net proceeds of approximately $90 million. The hotels were not considered held-for-sale at year end 2008.

Net income attributable to Host Hotels & Resorts, L.P. is allocated between continuing and discontinued operations as follows:

	2008	2007	2006
Income (loss) from continuing operations, net of tax	$370	$526	$294
Discontinued operations, net of tax	41	202	464

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$411	$728	$758

11.	Gain on Insurance Settlement

Eight of our properties sustained damage from hurricanes during 2005, with two, the New Orleans Marriott and the Fort Lauderdale Marina Marriott, having extensive damage which required us to temporarily close all or part of these hotels. Our insurance coverage for the properties entitles us to receive recoveries for damage to the hotels, as well as payments for business interruption. Gains on property insurance proceeds represent proceeds received in excess of the insurance receivable, which represents the book value of the damaged assets that were written-off. All gains resulting from insurance proceeds are not recognized until all contingencies are resolved. The following chart details the damages incurred, proceeds received and gains recorded as of December 31, 2008, 2007 and 2006 due to hurricanes Katrina and Wilma (in millions):

Property Insurance

	Property Damage (1)	Property Insurance Proceeds Received			Gain on Property Insurance Proceeds
		2008	2007	2006	2008	2007	2006
Event
Hurricane Katrina 2005	$21	$—	$24	$13	$—	$16	$—
Hurricane Wilma 2005 (2)	16	—	14	8	—	6	—

	$37	$—	$38	$21	$—	$22	$—

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Interruption Insurance

	Gain on Business Interruption Insurance Proceeds Received
	2008	2007	2006
Event
Hurricane Katrina 2005	$7	$30	$10
Hurricane Wilma 2005 (2)	—	6	6

	$7	$36	$16

(1)	Represents the book value of the property and equipment written off and repairs and clean-up costs incurred as a result of the hurricane damage.
(2)	The Ft. Lauderdale Marina Marriott was sold in January 2006, and, as a result, the gains on insurance settlement for this hotel are included in discontinued operations on the accompanying statement of operations.

12.	Acquisitions

Starwood Acquisition

On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood Hotels & Resorts Worldwide, Inc., or Starwood for total consideration of approximately $3.1 billion. The acquisition was completed pursuant to the Master Agreement and Plan of Merger, dated as of November 14, 2005, and amended as of March 24, 2006, (the “Master Agreement”) among Host, Starwood and certain of their respective subsidiaries.

Our summarized unaudited consolidated pro forma results of operations for the year ended December 31, 2006, assuming the Starwood acquisition occurred on January 1, 2006, are as follows (in millions, except per unit amounts):

2006
Revenues	$4,930
Income from continuing operations	320
Net income	784
Net income attributable to Host Hotels & Resorts, L.P.	774
Net income available to common unitholders	754
Basic earnings per common unit:
Continuing operations	.54
Discontinued operations	.85

Basic earnings per common unit	$1.39

Diluted earnings per common unit:
Continuing operations	.54
Discontinued operations	.85

Diluted earnings per common unit	$1.39

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$12	$12	$9	$9
Financial liabilities
Senior notes	3,027	2,297	3,026	2,950
Exchangeable Senior Debentures	916	743	978	1,090
Credit facility (including the $210 million term loan)	410	378	—	—
Mortgage debt and other, net of capital leases	1,522	1,501	1,509	1,564

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt and our credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14.	Relationship with Marriott International

We have entered into various agreements with Marriott, including the management of approximately 60% of our hotels, as well as franchised properties; financing for joint ventures or partnerships including the acquisition in 1996 of two hotels (one of which was sold on January 30, 2004) in Mexico City, Mexico and the 2000 acquisition of CBM Joint Venture LLC (see Note 3) and certain limited administrative services.

In 2008, 2007 and 2006, we paid Marriott $178 million, $197 million and $165 million, respectively, in hotel management fees and approximately $1 million, in franchise fees for each of 2008, 2007 and 2006. Included in the management fees paid are amounts paid to The Ritz-Carlton Hotel Company, LLC (Ritz-Carlton), Courtyard Management Corporation and Residence Inn Management Corporation.

We negotiated amendments to various management agreements with Marriott and agreed, among other matters, to waive performance termination tests through the end of fiscal year 2009, to modify certain extension tests which condition the manager’s ability to renew the management agreements, and to extend certain contracts for ten additional years. As part of this negotiation, Marriott agreed to make cash payments to us, over time, to reduce an existing cap on the costs and expenses related to chain services that are provided on a centralized basis, as well as to establish a cap on certain other costs, to provide us with an incentive to increase our capital expenditures at the hotels through 2008, to waive certain deferred management fees, and to modify the incentive management fee on certain contracts. In addition, we agreed to use a portion of Marriott’s cash payments for brand reinvestment projects at various hotels in our portfolio.

15.	Hotel Management Agreements and Operating and License Agreements

Our hotels are subject to management agreements under which various operators, including Marriott, Ritz-Carlton, Hyatt, Swissôtel, Hilton, Four Seasons, Fairmont and Starwood, operate our hotels for the payment of a management fee. The agreements generally provide for both base and incentive management fees based on hotel sales and operating profit, respectively. As part of the management agreements, the manager furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the manager’s hotel system. Chain services include central training, advertising and promotion, national reservation systems, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among the hotels managed, owned or leased by the manager on a fair and equitable basis. In addition, our managers will generally have a guest rewards program which will be charged to all of the hotels that participate in the program.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are obligated to provide the manager with sufficient funds, generally 5% of revenue generated at the hotel, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ furniture, fixtures and equipment. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements.

Marriott International

As of December 31, 2008, 68 of our hotels were subject to management agreements under which Marriott or one of their subsidiaries manage the hotels, generally for an initial term of 15 to 20 years with one or more renewal terms at the option of Marriott. Marriott typically receives a base fee of three percent of gross revenues and incentive management fees generally equal to 20% operating profit after we have received a priority return. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

Additionally, while most of our management agreements are not terminable prior to their full term we have negotiated rights with respect to 21 specified Marriott-branded hotels to terminate management agreements in connection with the sale of these hotels subject to certain limitations, including the number of agreements that can be terminated per year, limitations measured by EBITDA, and limitations requiring that a significant part of such hotels maintain the Marriott brand affiliation. The described termination rights may be exercised without payment of a termination fee except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

We have a franchise agreement with Marriott for one hotel. Pursuant to the franchise agreement, we pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The franchise agreement has a term of 30 years.

Ritz-Carlton

We hold management agreements with Ritz-Carlton, a wholly-owned subsidiary of Marriott, to manage nine of our hotels. These agreements have an initial term of 15 to 25 years with one or more renewal terms at the option of Ritz-Carlton. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, after we have received a priority return as defined in the agreements.

Starwood

As of December 31, 2008, 22 of our hotels are subject to operating and license agreements with Starwood under which Starwood operates the hotels, for an initial term of 20 years, with two renewal terms of 10 years each. Starwood receives compensation in the form of a base fee of 1% of annual gross operating revenues, and an incentive fee of 20% of annual gross operating profit, after we have received a priority return of 10.75% on our purchase price and other investments in the hotels.

The license agreements address matters relating to the subject brand, including rights to use service marks, logos, symbols and trademarks, such as those associated with Westin, Sheraton. W, Luxury Collection and St. Regis, as well as matters relating to compliance with certain standards and policies and (including through other agreements in the case of certain hotels) the provision of certain system program and centralized services. The license agreements have an initial term of 20 years each, with two renewal terms of 10 years each at the option of the licensor. Licensors receive compensation in the form of license fees of 5% of room sales and 2% of food and beverage sales.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We have termination rights relating to the operating agreements on 12 specified hotels upon the sale of those hotels. Such termination rights are currently active with respect to three of such hotels. With respect to two of those hotels, we have the limited right to also terminate one license agreement annually. With respect to nine of the 12 specified hotels, we have the right beginning in 2016 to sell 35% of such hotels (measured by EBITDA), not to exceed two hotels annually, free and clear of the existing operating agreement over a period of time without the payment of a termination fee. With respect to any termination of an operating agreement on sale, the proposed purchaser would need to meet the requirements for transfer under the applicable license agreement.

Other Managers

As of December 31, 2008, we also held management agreements with hotel management companies such as Hyatt, Hilton, Four Seasons and Fairmont for 17 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Sixteen of the seventeen agreements also provide for incentive management fees generally equal to 10 to 30 percent of available cash flow, operating profit, or net operating income, as defined in the agreements, after we have received a priority return.

16.	Geographic and Business Segment Information

We consider each one of our hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our other real estate investment activities (primarily our leased hotels and office buildings) are immaterial and meet the aggregation criteria, and thus, we report one segment: hotel ownership. Our foreign operations consist of four properties located in Canada, two properties located in Chile and one property located in Mexico. There were no intersegment sales during the periods presented. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2008		2007		2006
	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net	Revenues	Property and Equipment, net
United States	$4,989	$10,541	$5,108	$10,358	$4,537	$10,384
Canada	119	123	117	140	107	112
Chile	32	45	27	57	16	53
Mexico	27	30	27	33	26	35

Total	$5,167	$10,739	$5,279	$10,588	$4,686	$10,584

17.	Guarantees and Contingencies

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not recognized in our consolidated financial statements due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $23 million as of December 31, 2008.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership to Barceló Crestline Corporation, formerly Crestline Capital Corporation, in the REIT conversion, but we remain obligated under a guarantee of interest and principal

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

•

In connection with the Starwood acquisition, we have three properties with environmental liabilities, primarily asbestos in non-public areas of the properties, for which we have recorded the present value of the liability, or approximately $2.6 million, in accordance with GAAP. The amount is based on management’s estimate of the timing and future costs to remediate the liability. We will record the accretion expense over the period we intend to hold the hotel or until the item is remediated.

•

We are involved in various legal proceedings in the normal course of business. On April 27, 2005, we initiated suit against Keystone-Texas Property Holding Corporation (“Keystone”) in the 73rd Judicial District Court of Bexar County, Texas, Case No. 05-CI-14229, seeking a declaration that a provision of our ground lease for the property under the San Antonio Marriott Rivercenter Hotel was valid and claiming that Keystone had breached that lease provision. On April 6, 2006, a Bexar County Court granted an interlocutory motion for summary judgment that the provision was not valid and the lease provision had not been breached. Thereafter, on October 18, 2006, Keystone filed an amended counterclaim and later, a third party claim, alleging that we tortiously interfered with Keystone’s attempted sale of the property and that we slandered Keystone’s title to the property. We believe that our actions were entirely lawful.

We are vigorously defending this claim and all other claims; however, no assurance can be given as to the outcome of any pending legal proceedings. We believe that the final resolution of any of these claims will not have a material adverse effect on our financial condition.

18.	Related Party Transactions

In December 2006, the insurance trust which holds split-dollar life insurance policies for Mr. J. Willard Marriott, Jr., a former member of Host’s Board of Directors, exercised its rights under its Split-Dollar Life Insurance Policies Agreement with the Host to purchase our interest in the policy. We received approximately $4.5 million, which equaled the premiums paid on the policy since 1996 (inception) in accordance with the terms of the agreement.

19.	Supplemental Guarantor and Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 27 of the Partnership’s hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following condensed consolidating financial information sets forth the financial position as of December 31, 2008 and 2007 and results of operations and cash flows for the three years ended December 31, 2008 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Consolidating Balance Sheets

(in millions)

December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$847	$4,805	$5,087	$—	$10,739
Due from managers	(20)	—	86	(1)	65
Investments in affiliates	6,236	2,043	34	(8,084)	229
Rent receivable	—	31	—	(31)	—
Deferred financing costs, net	38	1	7	—	46
Furniture, fixtures and equipment replacement fund	37	20	58	4	119
Other	521	38	222	(583)	198
Restricted cash	—	3	45	(4)	44
Cash and cash equivalents	255	10	243	—	508

Total assets	$7,914	$6,951	$5,782	$(8,699)	$11,948

Debt	$2,015	$2,627	$1,573	$(339)	$5,876
Rent payable	—	—	31	(31)	—
Other liabilities	153	239	155	(245)	302

Total liabilities	2,168	2,866	1,759	(615)	6,178
Limited partnership interests of third parties	158	—	—	—	158
Partners’ capital	5,588	4,085	3,999	(8,084)	5,588

Total liabilities and partners’ capital	7,914	6,951	5,758	(8,699)	11,924
Non-controlling interests —consolidated partnerships	—	—	24	—	24

Total liabilities and capital	$7,914	$6,951	$5,782	$(8,699)	$11,948

December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$845	$4,596	$5,147	$—	$10,588
Due from managers	(23)	12	117	—	106
Investments in affiliates	6,056	1,994	36	(7,892)	194
Rent receivable	—	40	—	(40)	—
Deferred financing costs, net	43	2	5	—	50
Furniture, fixtures and equipment replacement fund	33	34	55	—	122
Other	495	32	288	(619)	196
Restricted cash	—	5	60	—	65
Cash and cash equivalents	296	19	173	—	488

Total assets	$7,745	$6,734	$5,881	$(8,551)	$11,809

Debt	$1,671	$2,671	$1,491	$(318)	$5,515
Rent payable	—	—	40	(40)	—
Other liabilities	338	319	174	(301)	530

Total liabilities	2,009	2,990	1,705	(659)	6,045
Limited partnership interests of third parties	312	—	—	—	312
Partners’ capital	5,424	3,744	4,148	(7,892)	5,424

Total liabilities and partners’ capital	7,745	6,734	5,853	(8,551)	11,781
Non-controlling interests – consolidated partnerships	—	—	28	—	28

Total liabilities and capital	$7,745	$6,734	$5,881	$(8,551)	$11,809

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

(in millions)

Year ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$140	$692	$5,077	$(742)	$5,167
Hotel operating expenses	—	—	(3,431)	—	(3,431)
Other property-level expenses	(26)	(136)	(225)	—	(387)
Depreciation and amortization	(61)	(255)	(250)	—	(566)
Corporate and other expenses	(4)	(26)	(28)	—	(58)
Gain on insurance settlement	—	—	7	—	7
Rental expense	—	—	(742)	742	—
Interest income	26	4	20	(30)	20
Interest expense	(218)	(82)	(105)	30	(375)
Net gains (losses) on property transactions	(2)	—	4	—	2
Gain/(loss) on foreign currency	(18)	—	19	—	1
Equity in earnings (losses) of affiliates	523	176	2	(711)	(10)

Income (loss) before income taxes	360	373	348	(711)	370
Provision for income taxes	15	—	(12)	—	3

INCOME (LOSS) FROM CONTINUING OPERATIONS	375	373	336	(711)	373
Income from discontinued operations	39	19	4	(21)	41

NET INCOME (LOSS)	414	392	340	(732)	414
Less: Net income attributable to non-controlling interests	—	—	(3)	—	(3)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$414	$392	$337	$(732)	$411

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$176	$780	$5,185	$(862)	$5,279
Hotel operating expenses	—	—	(3,446)	—	(3,446)
Other property-level expenses	(28)	(132)	(227)	—	(387)
Depreciation and amortization	(58)	(227)	(218)	—	(503)
Corporate and other expenses	(6)	(30)	(33)	—	(69)
Gain on insurance settlement	—	—	51	—	51
Rental expense	—	—	(862)	862	—
Interest income	34	7	27	(31)	37
Interest expense	(216)	(110)	(149)	31	(444)
Net gains on property transactions	(1)	3	4	—	6
Partners’ capital in earnings (losses) of affiliates	637	159	—	(785)	11

Income (loss) before income taxes	538	450	332	(785)	535
Provision for income taxes	(3)	—	—	—	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS	535	450	332	(785)	532
Income from discontinued operations	199	146	5	(148)	202

NET INCOME (LOSS)	734	596	337	(933)	734
Less: Net income attributable to non-controlling interests	—	—	(6)	—	(6)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$734	$596	$331	$(933)	$728

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$155	$688	$4,596	$(753)	$4,686
Hotel operating expenses	—	—	(3,074)	—	(3,074)
Other property-level expenses	(28)	(124)	(202)	—	(354)
Depreciation and amortization	(49)	(202)	(186)	—	(437)
Corporate and other expenses	(8)	(44)	(42)	—	(94)
Gain on insurance settlement	—	—	13	—	13
Rental expense	—	—	(753)	753	—
Interest income	43	86	13	(109)	33
Interest expense	(224)	(125)	(220)	109	(460)
Net gains on property transactions	1	—	—	—	1
Partners’ capital in earnings (losses) of affiliates	415	333	—	(754)	(6)

Income (loss) before income taxes	305	612	145	(754)	308
Benefit (provision) for income taxes	1	—	(6)	—	(5)

INCOME (LOSS) FROM CONTINUING OPERATIONS	306	612	139	(754)	303
Income from discontinued operations	461	303	10	(310)	464

NET INCOME (LOSS)	767	915	149	(1,064)	767
Less: Net income attributable to non-controlling interests	—	—	(9)	—	(9)

Net income (loss) attributable to Host Hotels & Resorts, L.P.	$767	$915	$140	$(1,064)	$758

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$(56)	$475	$601	$1,020

INVESTING ACTIVITIES
Proceeds from sales of assets, net	14	24	—	38
Deposits for acquisitions	—	—	23	23
Investment in affiliates	(77)	—	—	(77)
Capital expenditures	(36)	(320)	(339)	(695)
Change in furniture, fixtures and equipment (FF&E) reserves	(4)	10	(3)	3
Change in restricted cash designated for FF&E reserves	—	6	—	6
Other	—	—	(14)	(14)

Cash used in investing activities	(103)	(280)	(333)	(716)

FINANCING ACTIVITIES
Financing costs	(3)	—	(5)	(8)
Issuances of debt	—	—	300	300
Credit facility, repayments and draws, net	410	—	—	410
Repurchase of exchangeable debentures	(82)	—	—	(82)
Debt prepayments	—	(34)	(211)	(245)
Scheduled principal repayments	—	(7)	(9)	(16)
Unit repurchase	(100)	—	—	(100)
Distributions on common OP units	(542)	—	—	(542)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(8)	(8)
Change in restricted cash other than FF&E replacement	—	1	15	16
Transfers to/from Parent	444	(164)	(280)	—

Cash provided by (used in) financing activities	118	(204)	(198)	(284)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(41)	$(9)	$70	$20

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by (used in) operations	$(4)	$511	$494	$1,001

INVESTING ACTIVITIES
Proceeds from sales of assets, net	55	345	—	400
Acquisitions	(15)	—	—	(15)
Deposits for acquisitions	—	—	(22)	(22)
Investment in affiliates	(12)	—	—	(12)
Capital expenditures	(49)	(266)	(298)	(613)
Change in furniture, fixtures and equipment (FF&E) reserves	(2)	(6)	(15)	(23)
Change in restricted cash designated for FF&E reserves	—	10	45	55
Property insurance proceeds	7	—	31	38

Cash provided by (used in) investing activities	(16)	83	(259)	(192)

FINANCING ACTIVITIES
Financing costs	(6)	—	(3)	(9)
Issuances of debt	591	—	434	1,025
Credit facility, repayments and draws, net	(250)	—	—	(250)
Debt prepayments	(6)	(33)	(976)	(1,015)
Scheduled principal repayments	—	(5)	(30)	(35)
Distributions on common OP units	(460)	—	—	(460)
Distributions on preferred OP units	(9)	—	—	(9)
Distributions to non-controlling interests	—	—	(6)	(6)
Change in restricted cash other than FF&E replacement	(1)	13	62	74
Transfers to/from Parent	191	(566)	375	—

Cash provided by (used in) financing activities	50	(591)	(144)	(685)

INCREASE IN CASH AND CASH EQUIVALENTS	$30	$3	$91	$124

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operating activities	$4	$544	$333	$881

INVESTING ACTIVITIES
Proceeds from sales of assets, net	225	555	—	780
Acquisitions	(12)	—	(258)	(270)
Starwood acquisition, net of cash acquired	—	(556)	(194)	(750)
Deposits for acquisitions	(1)	—	—	(1)
Investment in affiliates	(78)	—	—	(78)
Capital expenditures	(42)	(249)	(239)	(530)
Change in furniture, fixtures and equipment (FF&E) reserves	(55)	10	33	(12)
Change in restricted cash designated for FF&E reserves	—	(4)	(12)	(16)
Property insurance proceeds	3	—	18	21
Other	1	—	—	1

Cash provided by (used in) investing activities	41	(244)	(652)	(855)

FINANCING ACTIVITIES
Financing costs	(21)	(5)	(1)	(27)
Issuances of debt	1,296	116	—	1,412
Credit facility, repayments and draws, net	230	—	—	230
Debt prepayments	(830)	(83)	—	(913)
Scheduled principal repayments	—	(12)	(47)	(59)
Redemption of cumulative redeemable preferred OP units	(150)	—	—	(150)
Distributions on common OP units	(303)	—	—	(303)
Distributions on preferred OP units	(18)	—	—	(18)
Distributions to non-controlling interests	—	—	(7)	(7)
Change in restricted cash other than FF&E replacement	58	(2)	(67)	(11)
Transfer to/from Parent	(125)	(321)	446	—

Cash provided by (used in) financing activities	137	(307)	324	154

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$182	$(7)	$5	$180

HOST HOTELS & RESORTS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Quarterly Financial Data (unaudited)

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per unit amounts)
Revenues	$1,037	$1,383	$1,139	$1,608
Operating profit	133	271	118	210
Income from continuing operations	62	176	30	105
Income from discontinued operations	1	17	17	6
Net income	63	193	47	111
Net income attributable to Host Hotels & Resorts, L.P.	57	191	50	113
Net income available to common unitholders	55	189	47	111
Basic earnings per common unit:
Continuing operations	.10	.32	.06	.20
Discontinued operations	—	.03	.03	.01
Net income	.10	.35	.09	.21
Diluted earnings per common unit:
Continuing operations	.10	.31	.06	.17
Discontinued operations	—	.03	.03	.01
Net income	.10	.34	.09	.18

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in millions, except per unit amounts)
Revenues	$1,008	$1,348	$1,167	$1,756
Operating profit	132	275	159	359
Income from continuing operations	50	139	86	257
Income from discontinued operations	146	8	10	38
Net income	196	147	96	295
Net income attributable to Host Hotels & Resorts, L.P.	192	147	94	295
Net income available to common unitholders	190	145	92	292
Basic earnings per common unit:
Continuing operations	.08	.26	.15	.47
Discontinued operations	.27	.01	.02	.07
Net income	.35	.27	.17	.54
Diluted earnings per common unit:
Continuing operations	.08	.26	.15	.46
Discontinued operations	.27	.01	.02	.07
Net income	.35	.27	.17	.53

The sum of the basic and diluted earnings per common unit for the four quarters in all years presented differs from the annual earnings per common unit due to the required method of computing the weighted average number of units in the respective periods.